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                                  LICENSE AGREEMENT


    THIS LICENSE AGREEMENT ("License") is made this 31st day of August, 1996 by and between Pro CD, Inc. ("Pro CD"), a Delaware corporation with its principal place of business at 222 Rosewood Drive, Danvers, MA 01923-4520 and PC411, Inc. ("PC411"), a Delaware Corporation having its principal place of business at 9800 La Cienega Blvd., Suite 411, Inglewood, CA 90301-4440.


    1. Grant of License. Pro CD grants PC411 a non-exclusive right to use (i) Pro CD's Listings (as defined below) and (ii) any User Guide, programming tools or software delivered with the Listings (collectively, the "Software"), in each case in compliance with the terms of this License, including the right to install and use the Software and Listings to create a database of directory information and distribute such information to end users over telephone lines or the Internet.

    Listings are defined as, and currently consist of, United States and Canadian residence, business, and government telephone numbers, fax numbers, mailing address information, geographical addresses and Web site addresses which are available on Pro CD's compact disc products such as Select Phone Deluxe, Canada Phone, Pro CD Fax Book, Home Phone, Business Phone, Free Phone, Select Street Atlas, ZIPFix, List Match, Direct Phone and Net Phone. Listings also include (a) any new listings that define the physical or electronic location of an individual, business or other entity and are used to locate, contact or communicate with such entity, (b) are published by Pro CD, and (c) are licensed by Pro CD to other Internet or online licensees.

    Pro CD grants PC411 the right to distribute the Listings through, or in conjunction with, World Wide Web sites other than PC411's site; however, if under the terms of any such distribution arrangement PC411 is not responsible for directly selling to, and collecting payments from, the Web page advertisers (or if PC411 is not responsible for directly selling to, and collecting payments from, end users if end users are charged for the Listings), then PC411 must submit the terms of such distribution arrangement to Pro CD for its review and approval, which approval shall not be unreasonably withheld. Within seven days of the submittal, Pro CD may request additional information from PC411 regarding the terms of the distribution arrangement. Pro CD will either approve or reject the distribution arrangement within 14 days from its first submittal or seven days after PC411 supplies additional information. If Pro CD rejects the distribution arrangement, Pro CD will provide PC411 with a written explanation of why it rejected the arrangement and suggestions for what would be required to receive Pro CD's approval.

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    2.  Ownership.  The Software and the Listings are proprietary products of
Pro CD, and are protected under U.S. copyright law and international treaty provisions. All copies of the Software made by PC411 in accordance with this License shall contain Pro CD's copyright notices. All intellectual property rights in and to the Software and the Listings are retained by Pro CD. Without limiting the foregoing, PC411 acknowledge that neither the Software nor PC411's rights and obligations under this License may at any time be sublicensed, assigned or transferred, in whole or in part, to any third party. Except as provided herein, PC411 may not distribute, rent, sublicense, or lease the Software or the Listings in whole or in part to any third party and agrees not to make any copy of the Software or Listings or any portion or derivative work thereof and sell, license, rent, loan, lease, or distribute the same to any third party. Nothing contained herein shall limit PC411's right to independently develop its own software.

    3. Payment. PC411 agrees to pay Pro CD a certain percent of revenues (as specified below) generated from the sale or display of the Listings, including revenue from the use of PC411's online modem dial up service, revenue from the sale of the Listings to end users over the Internet or other online transmission, and revenue from advertiser supported Internet World Wide Web pages displaying the Listings. Such percentage will be 20% if Pro CD delivers the Listings on a quarterly basis and 25% if Pro CD delivers the Listings on a monthly or more frequent basis.

    PC411 guarantees minimum quarterly payments equal to $15,000 for the quarters ending November, February, May, and August for the term of the License. Within 30 days of the end of each quarterly period, payments shall be due and payable and PC411 will provide Pro CD with a report showing the sources and amounts of revenues generated from the sale or display of the Listings and a calculation of the amounts owed.

    PC411 shall provide Pro CD with certain limited display advertising as described herein on PC411's Internet site whenever the Listings are transmitted to viewers of such site. Each time results from a search query are displayed, PC411 will display the Pro CD logo in substantially the form as attached as Exhibit A. PC411 will also display a Pro CD logo in substantially the form as attached as Exhibit B on PC411 home pages that provides directory look-up services or incorporates the Listings. Each of these displays will provide a link to Pro CD's Internet home page.

    PC411 shall maintain complete and accurate records in accordance with generally accepted methods of accounting for all transactions which are the subject of this License. At Pro CD's expense and during regular business hours, Pro CD or an accounting organization retained by Pro CD may examine such records for purposes of auditing the amounts due under this License. If Pro CD determines that an additional payment is due, Pro CD will issue an invoice for such additional amount with supporting documentation. If a dispute arises over such additional amount, both parties agree to work in good faith toward a mutually agreeable resolution of the dispute. Pro CD may perform such audit once per calendar year and will give PC411 15 days notice of its intention to perform an audit. All information gained by Pro CD or its authorized representative from such audit shall be deemed confidential and used solely for the purpose of verifying the amounts due under this License.

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    4.  Delivery.  During the period of the License, Pro CD will provide to
PC411 the Listings and any updates thereof on a quarterly basis or on a more frequent basis if any of Pro CD's other Internet or online licensees receive such information on a more frequent basis. Pro CD will provide the Listings on CD-ROM or other media as mutually agreed upon by both parties. PC411 will be a most favored customer of Pro CD and as such Pro CD will provide PC411 with the Listings or updates thereof as soon as such updates are available but in no event later than Pro CD provides such updates to the business or consumer market or to other Internet or online licensees. Pro CD will supply PC411 with its User Guide, application programmers interface, ODBC drivers, other programming tools, or software as soon as such Software and updates to such Software are available.

    5. Term and Termination. The License is effective for three years from the date of this agreement. PC411 may terminate the License at any time by notifying Pro CD and destroying the Product and all its copies of the Listings and certify in writing that it has done so. PC411 has the right at the end of the term to renew the License for one additional year on the same terms and conditions. Either party may terminate this agreement for material breach by the other party with a written notice of termination citing such material breach. Termination shall become effective thirty (30) days after the receipt of notice, unless the party receiving such notice remedies the cause within such thirty (30) day period. Upon termination, all payments due under this agreement shall be paid in full.

    6. Limited Warranty. Pro CD warrants to PC411 that Pro CD is the owner of the Listings, or has all sufficient rights to grant the license granted in this License, and that the Listings do not infringe any patent, copyright, trademark, or other intellectual property or similar rights. Pro CD warrants to PC411 that Pro CD has no obligation or restriction that would interfere or be inconsistent with or present a conflict of interest concerning its performance under this License. Pro CD warrants that the discs or other media on which the Listings are furnished shall, for a period of 90 days from delivery, be free, in normal use, from defects in material and workmanship. Pro CD will have no responsibility to replace any media that has been damaged by accident, abuse or misapplication. If, during the first 90 days, a defect in the media appears, PC411 may return the media to Pro CD for replacement. Pro CD does not warrant the completeness or accuracy of the Listings, or that the use of the Software will meet PC411's needs or that its use will be uninterrupted or error free. The foregoing constitutes PC411's sole and exclusive remedy for breach by Pro CD of any warranties (express or implied) made under this License. EXCEPT FOR THE WARRANTIES SET FORTH ABOVE, THE PRODUCT IS LICENSED "AS IS," AND PRO CD DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT. NO PRO CD DEALER, DISTRIBUTOR, AGENT OR EMPLOYEE IS AUTHORIZED TO MAKE ANY MODIFICATION OR ADDITION TO THE FOREGOING WARRANTY.

    7. Limitation of Liability. Pro CD's cumulative liability to PC411 and all other parties for any loss or damages resulting from any claims, demands, or actions arising out of or relating to this License shall not exceed the license fees paid by PC411 for the use of the Listings. Pro CD shall not be liable for
(a) any loss of use of PC411's computers or loss or corruption of data

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or the costs of system or data recovery, (b) any third party claims, or (c) for any indirect, special, punitive, exemplary, incidental or consequential damages or lost profits, whether based on contract, negligence, strict liability or otherwise, even if Pro CD has been advised of the possibility of such damages.

    8. Controlling Law and Severability. The License shall be governed by and construed in accordance with the laws of the United States of America and the Commonwealth of Massachusetts, as applied to agreements entered into and to be performed entirely within Massachusetts between Massachusetts residents. If for any reason a court of competent jurisdiction finds any provision of the License, or portion thereof, to be unenforceable, that provision of the License shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of the License shall continue in full force and effect.

    9. Use of the Product. PC411 agrees to use the Listings in accordance with local, state, and federal laws, which may limit PC411's use of the Listings for certain applications such as direct marketing, telemarketing and other uses.

    10. Confidentiality. The terms of this License and any non-public, proprietary information marked as confidential and disclosed by one party to the other constitute confidential information and neither party will disclose or disseminate any confidential information without the permission of the other party. Notwithstanding the foregoing, each party may disclose the existence of this License and descriptions of each other's products in its marketing and advertising efforts.

    11. Complete Agreement. The License constitutes the entire agreement between the parties with respect to the Listings and supersedes all prior or contemporaneous understanding or agreements, written or oral, regarding such subject matter. The terms of this License supersede any license agreement included with any compact disc or other media that Pro CD may use to transfer the Listings to PC411. No amendment to or modification of the License will be binding unless in writing and signed by an officer of Pro CD and PC411.

    12. Notice and Legal Addresses of the Parties. All notices and communications under the License shall be in writing and shall be delivered to the parties hereto at the addresses given below until such time as either of the parties shall notify the other as to any change in such address. All notices shall be deemed duly given (a) upon delivery, if delivered by hand or by fax and confirmed by the recipient, or (b) five days after posting, if sent by registered mail, receipt requested.

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Addresses of the Parties:

Pro CD, Incorporated
Attention: Chris Pooley, Executive Vice President
222 Rosewood Drive
Danvers, MA 01923-4520
Facsimile:  508-750-0010

PC411, Inc.
Attention: Christopher C. Hansen, President
9800 La Cienega Blvd., Suite 411
Inglewood, CA  90301-4440
Facsimile:  310-645-1112


    IN WITNESS THEREOF, the parties hereto agree to the foregoing.






                             Pro CD, Inc.


                             By:
                                -----------------------------

                             Name:
                                  ---------------------------


                             Title:
                                   --------------------------



                             PC411, Inc.


                             By:
                                -----------------------------

                             Name:  Christopher C. Hansen

                             Title:  President